Exhibit 8.2


April 29, 2004


Boards of Directors
Atlantic Coast Federal
Atlantic Coast Federal, MHC
Atlantic Coast Federal Corporation
505 Haines Avenue
Waycross, Georgia 31501


               Re: Georgia Income Tax Consequences of the Initial Public Stock Offering of Atlantic Coast Federal Corporation.

To the Members of the Boards of Directors:

In accordance with your request, we render our opinion relating to the Georgia income tax consequences of the initial public stock offering (the "Offering") of Atlantic Coast Federal Corporation (the "Company"), a federal mid-tier holding company and wholly owned subsidiary of Atlantic Coast Federal, MHC, a federal mutual holding company (the "Mutual Holding Company"). The Company owns all of the outstanding common stock of Atlantic Coast Federal, a federally chartered stock savings association (the "Association").

                               STATEMENT OF FACTS

The facts and circumstances surrounding the Offering are quite detailed and are described at length in the Plan of Stock Issuance of Atlantic Coast Federal Corporation (the "Plan"), the Registration Statement filed on Form S-1 by the Company with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, and the federal tax opinion dated April 28, 2004 by Luse Gorman Pomerenk & Schick, P.C. (the "Federal Tax Opinion"). However, a brief summary of the Plan is as follows:

On January 1, 2003, pursuant to a Plan of Mutual Holding Company Reorganization, the Association reorganized from a federally chartered mutual savings and loan association into the mutual holding company structure (the "Reorganization"). As part of the Reorganization, the Association became a federally chartered stock savings and loan association wholly owned by the Company. Simultaneously, the Company became wholly owned by the Mutual Holding Company.

On March 12, 2004, the Boards of Directors of the Association, the Company and the Mutual Holding Company adopted the Plan, which provides for the offer and sale of up to 49.9% of the shares of the Company's Common Stock. Pursuant to the Plan and for what are stated to be
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Boards of Directors
Atlantic Coast Federal
Atlantic Coast Federal, MHC
Atlantic Coast Federal Corporation
April 29, 2004
Page 2


valid business reasons, the Company is offering shares that represent 40% of the shares of the Common Stock of the Company that will be outstanding at the conclusion of the Offering.

The shares of Company Common Stock are being offered, in the respective priorities set forth in the Plan, to eligible account holders ("Eligible Account Holders"), the Association's tax-qualified employee plans (the "Employee Plans"), supplemental eligible account holders ("Supplemental Eligible Account Holders"), and, to the extent shares remain available, members of the public in a community offering ("Direct Community Offering") or a syndicated community offering ("Syndicated Community Offering"), or a combination thereof. All shares of Common Stock sold in the Offering will be issued from authorized but unissued shares of the Company. The Offering will have no impact on depositors, borrowers or other customer of the Association.

                                     OPINION

You have provided us with a copy of the Federal Tax Opinion of the transaction prepared by Luse Gorman Pomerenk & Schick, P.C., dated April 28, 2004, in which they have opined that the Company will recognize no gain or loss upon its receipt of money in exchange for shares of Company Common Stock pursuant to section 1032 of the Internal Revenue Code of 1986, as amended (the "Code"); that no gain or loss will be recognized by the Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of non-transferable subscription rights to purchase Company Common Stock, pursuant to Rev. Rul. 56-572 (1956-2 C.B. 182); that the basis of the Company Common Stock to persons who purchase in the Offering will be the purchase price thereof, pursuant to section 1012 of the Code; and that the holding period of a stockholder who purchases shares in the Offering will commence upon the consummation of the sale of the Company Common Stock to such stockholder pursuant to the exercise of subscription rights, in accordance with section 1223(6).

Our opinion regarding the Georgia income tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on the Georgia income tax consequences assumes that the final federal income tax consequences of the transaction will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Georgia income tax consequences and our Georgia tax opinion will differ from what is contained herein. Our opinion is based on the current Georgia tax law, which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, representations, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the material Georgia income tax consequences of the transaction:
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Boards of Directors
Atlantic Coast Federal
Atlantic Coast Federal, MHC
Atlantic Coast Federal Corporation
April 29, 2004
Page 3


     (1) No gain or loss will be recognized by Company on the receipt of money in exchange for the issuance of Company Common Stock sold in the Offering (Code of Georgia of 1981, Section 48-7-21(a)).

     (2) If the fair market value of the non-transferable subscription rights to purchase Company Common Stock is zero, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the non-transferable subscription rights to purchase Company Common Stock. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders or other eligible subscribers as a result of the exercise of the non-transferable subscription rights (Code of Georgia of 1981, Section 48-7-27(a)).

     (3) The basis of the Company Common Stock to any person or entity who purchases shares in the Offering will be the purchase price thereof. The holding period of a stockholder who purchases shares in the Offering will commence upon the consummation of the sale of such Common Stock to such stockholder pursuant to the exercise of the subscription rights (Code of Georgia of 1981, Section 48-7-27(a)).

                             LIMITATIONS OF OPINION

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Code of Georgia of 1981 and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

Our opinion is not binding on the Georgia Department of Revenue, and the Georgia Department of Revenue could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Georgia Department of Revenue would not prevail in a judicial proceeding, although we believe that the positions expressed in our opinion would prevail if the matters were challenged.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Georgia income tax consequences, if any.

This opinion is given solely for the benefit of the parties to the Plan, the Eligible Account Holders and Supplemental Eligible Account Holders and those who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.
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Boards of Directors
Atlantic Coast Federal
Atlantic Coast Federal, MHC
Atlantic Coast Federal Corporation
April 29, 2004
Page 4


We hereby consent to the filing of this opinion as an exhibit to the Company's Form MHC-2 filed with the Office of Thrift Supervision and the Registration Statement on Form S-1 filed with the SEC. We also consent to the references of our firm in the prospectus related to this opinion.

Very Truly Yours,

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC